EXHIBIT 99.1

CENTER FINANCIAL POSTS 37% INCREASE IN NET INCOME

FOR 2004 THIRD QUARTER

— Net Loans and Total Deposits Increase 40% and 31%, Respectively;

Contributes to Strong Improvements in Interest and Noninterest Income —

LOS ANGELES, CA – October 21, 2004 – Center Financial Corporation (NASDAQ NM: CLFC), the financial holding company of Center Bank, one of the leading financial institutions focused on the Korean-American and other niche markets, today reported another quarter of record revenues with strong increases in interest and noninterest income for the three-month period ended September 30, 2004.

2004 third quarter highlights, compared with a year ago, include:

•	Net income increased 37% to $4.1 million, or $0.25 per diluted share

•	Net loans rose 40% to $928.8 million

•	Total deposits grew 31% to $1.1 billion

•	Total assets up 36% to $1.3 billion

•	Revenues up 47% to $22.2 million

•	Net interest income before provision for loan losses grew 41% to $11.3 million

•	Noninterest income advanced 62% to $6.9 million

•	Geographic expansion continued with loan production offices opened in Atlanta and Honolulu, followed by loan production offices in Houston and Dallas opened in the fourth quarter

•	Quarterly cash dividend declared of $0.04 per share

“Center Financial’s 2004 third quarter exemplifies management’s strong discipline in maintaining healthy levels of balanced growth in loans and deposits as the company achieved another quarter of excellent results, primarily through organic growth,” said (Paul) Seon-Hong Kim, president and chief executive officer. “During the quarter, we broadened our geographic reach with new loan production offices in Atlanta and Honolulu. We further expanded our franchise with the announcement earlier this week of two additional loan production offices in Houston and Dallas. These cities support our targeted markets of growing communities of Korean-American owned small businesses, and we look forward to the contributions of these new LPOs as we enter the next stage of growth for Center Bank.”

For the three-month period ended September 30, 2004, net income grew 37% to $4.1 million, or $0.25 per diluted share, compared with $3.0 million, or $0.19 per diluted share, in the corresponding prior-year period. (All per share figures have been adjusted to reflect a two-for-one stock split in March 2004.) Return on average assets increased to 1.33% from 1.30% for the 2003 third quarter. Return on average equity improved to 19.19% from 16.53%, reflecting higher interest income, resulting partly from market rate hikes by the Federal Reserve Board of 25 basis points each in June 2004, August 2004 and September 2004, and also from increased noninterest income.

For the first nine months of 2004, net income increased 24% to $10.6 million, or $0.65 per diluted share, from $8.6 million, or $0.54 per diluted share, in the corresponding year-ago period. Return on average assets and return on average equity for the year-to-date period were 1.25% and 17.25%, respectively, compared with 1.34% and 16.50% in the prior-year period.

At September 30, 2004, gross and net loans increased 29% and 30% to $941.9 million and $928.8 million, respectively, from $728.7 million and $717.0 million at December 31, 2003. Commercial real estate loans posted 64% growth compared with a year ago and accounted for 59% of the company’s gross loans at the end of the 2004 third quarter. Commercial loans totaled 19% of the loan portfolio, an increase of 34% compared to a year ago. Trade finance loans increased 72% from prior-year levels and represented 8% of gross loans. SBA loans and consumer loans each equaled 6% and real estate construction loans totaled 2% of Center Financial’s loan portfolio at the end of the 2004 third quarter.

Total deposits amounted to $1.1 billion at September 30, 2004, compared with $867.9 million at year-end 2003. Core deposits represented 55% of total deposits at September 30, 2004, with non-interest bearing, interest bearing and savings deposits increasing 25%, 34% and 27%, respectively, over prior-year levels. Non-interest bearing deposits accounted for 30% of the company’s total deposits at September 30, 2004. Time deposits rose 34% to $480.7 million at September 30, 2004, as compared with $359.5 million a year ago.

The average cost of interest-bearing deposits for the 2004 third quarter was 1.92%, compared with 1.93% a year earlier, and the average cost of funds increased to 2.00% from 1.96%.

At September 30, 2004, total assets equaled $1.3 billion, compared with $1.0 billion at December 31, 2003. Interest-earning assets grew to $1.1 billion from $906.6 million at December 31, 2003. The company continued to finance its growth of total assets through increased deposits collected by its expanded network of branch offices.

Net interest income before provision for loan losses rose 41% in the 2004 third quarter to $11.3 million from $8.0 million in the same period last year, reflecting the 40% growth in net loans and the favorable impact of the series of recent rate hikes. The company’s average yield on loans improved to 6.23% from 6.14% in the 2003 third quarter, and net interest margin advanced by 21 basis points to 4.01% from 3.80% in the prior-year period. Center Financial added $700,000 to its provision for loan losses in the 2004 third quarter, compared with $800,000 in the corresponding prior-year period.

Noninterest income in the 2004 third quarter grew 62% to $6.9 million from $4.2 million a year earlier, reflecting a $1.7 million increase in gain on sale of loans, compared with the prior year. In addition, Center Bank continued to post strong improvements in service fee income, benefiting from increases in customer account relationships and loan and trade finance transactions.

For the year-to-date period, net interest income before provision for loan losses grew 31% to $30.2 million from $23.0 million a year earlier. The net interest margin for the 2004 nine-month period improved to 3.92% from 3.88% in the prior nine-month period. The company posted $2.2 million in its provision for loan losses to cover the growing loan base, compared with $1.8 million recorded for the first nine months of 2003.

Noninterest income increased 34% to $15.8 million in the first nine months of 2004 from $11.8 million a year ago, reflecting the gain on sale of unguaranteed portion of SBA loans, increased loan service fees and strong gains in all core fee income categories.

Kim said, “We are particularly pleased with the solid gains in service fee income which is contributing to increased net income for Center Financial. This underscores Center Bank’s customer-centric focus and the company’s knowledge of and appreciation for its target market’s financial needs.”

Total noninterest expenses in the current third quarter rose 60% to $10.8 million from $6.8 million in the corresponding prior-year period, reflecting higher staff and occupancy costs, as well as increased professional service fees and an impairment loss of securities available for sale of $1.3 million related to a decline in the market value of its Fannie Mae and Freddie Mac preferred stocks. During the quarter, the company announced the strengthening of its management team to establish a more scalable infrastructure to support continued growth. And compared with the prior-year third quarter, noninterest expenses for the current third quarter includes operational costs associated with the addition of a full-service branch office in Chicago and three additional loan production offices in Las Vegas, Atlanta and Honolulu. In addition, the company noted higher professional fees associated with complying with new regulatory regulations. Center Financial’s efficiency ratio for the current quarter was 59.53%, compared with 55.35% for the quarter ended September 30, 2003. Excluding the securities impairment charge, the efficiency ratio would have been 52.22%.

Total noninterest expenses for the year-to-date period increased 36% to $26.6 million from $19.5 million in the corresponding prior-year period. The efficiency ratio equaled 57.75% for the year-to-date period, compared with 55.99% a year earlier. Excluding the securities impairment charge, the efficiency ratio would have been 53.69%.

Total non-performing assets equaled $4.0 million, or 0.32% of total assets, at September 30, 2004, compared with $3.3 million, or 0.32% of total assets, at December 31, 2003. Net charge-offs for the nine-months ended September 30, 2004 increased by $97,000 over the same period last year. The allowance for loan losses was increased to $10.4 million in accordance with the strong growth in the company’s loan portfolio. The improving loan quality allowed the company to slightly decrease the allowance for loan losses to total gross loans ratio to 1.10% at September 30, 2004, compared with 1.20% at year-end 2003.

Shareholders’ equity at September 30, 2004 increased to $87.3 million from $78.3 million at December 31, 2003. At September 30, 2004, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 10.35%, a total risk-based capital ratio of 11.39%, and a Tier 1 leverage ratio of 9.07%.

Kim added, “We have achieved a healthy first nine months of the year, reflecting our team’s dedication to meet the needs of our customers. With our continued focus on delivering value-added products to our customers and forging even stronger relationships with the communities we serve, we believe Center Bank is well positioned to continue its strong track record of growth.”

Investor Conference Call

Center Financial management will host an investor conference call on Friday, October 22, 2004, at 8:00 a.m. PDT (11:00 a.m. EDT) to review the company’s financials and operations for the fiscal third quarter ended September 30, 2004. The call will be open to all interested parties through a live, listen-only audio Web broadcast via the Internet at www.centerbank.com and www.fulldisclosure.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available from 10:00 a.m. PDT, Friday, October 22, through 5:00 p.m. PDT, Friday, October 29, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using Reservation No. 69324201.

About Center Financial Corporation

Center Financial Corporation is the financial holding company of Center Bank, a community bank offering a full range of financial services for multi-ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $1.3 billion at September 30, 2004. Headquartered in Los Angeles, Center Bank operates 23 branch and loan production offices across the nation, of which 14 full-service branches are located throughout Southern California and in Chicago, plus nine loan production offices in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered and FDIC-insured financial institution. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2003 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; Center Financial’s ability to efficiently incorporate acquisitions into its operations; the ability of Center Financial and its subsidiaries to increase its customer base; the company’s ability to successfully operate new loan production offices; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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(TABLES FOLLOW)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	09/30/04	09/30/03	12/31/03
Assets
Cash and due from banks	$59,068	$68,336	$76,926
Federal funds sold	84,145	21,270	41,635
Money market funds and interest-bearing deposits in other banks	—	21,300	22,400
Securities available-for-sale	124,778	115,046	110,126
Securities held-to-maturity	11,920	9,212	15,390
Loans (net of unearned income)	939,195	669,290	725,812
Allowance for loan losses	(10,364)	(8,017)	(8,804)

Net loans	928,831	661,273	717,008

Fixed assets	11,221	10,831	11,063
Bank-owned life insurance - cash surrender value	10,340	—	10,034
Goodwill	1,253	—	—
Other assets	29,789	20,851	22,784

Total assets	$1,261,345	$928,119	$1,027,366

Liabilities and Shareholders’ Equity

Deposits
Non-interest bearing deposits	$325,486	$259,724	$268,534
Interest bearing deposits	753,239	566,064	599,331

Total deposits	1,078,725	825,788	867,865
Borrowed funds	59,776	15,904	50,671

Long-term subordinated debenture	18,557	—	18,557
Other liabilities	17,011	11,230	12,012

Total Liabilities	1,174,069	852,922	949,105
Shareholders’ Equity	87,276	75,197	78,261

Total Liabilities & Shareholders’ Equity	$1,261,345	$928,119	$1,027,366

Book value per share[1]	$5.37	$4.77	$4.88
Number of common shares outstanding at period end[1]	16,251,158	15,912,658	16,048,520

[1]	Adjusted to reflect 2 for 1 stock split in 2004.

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Interest income	$15,350	$10,916	$41,036	$31,758
Interest expense	4,052	2,905	10,820	8,744

Net interest income before provision for loan losses	11,298	8,011	30,216	23,014

Provision for loan losses	700	800	2,150	1,750

Net interest income after provision for loan losses	10,598	7,211	28,066	21,264
Noninterest income

Customer service fees	2,340	1,900	6,250	5,254
Fee income from trade finance transactions	1,053	691	2,671	1,966
Wire transfer fees	204	170	602	501
Gain on sale of loans	2,403	656	3,670	1,593
Net (loss) gain on sale of securities available for sale	(9)	(9)	(15)	330
Loan service fees	514	322	1,523	948
Other income	367	510	1,146	1,205

Total noninterest income	6,872	4,240	15,847	11,797

Noninterest expenses
Salaries and employee benefits	4,487	3,160	11,844	9,767
Occupancy	634	537	1,843	1,480
Furniture, fixtures, and equipment	352	347	1,002	988
Data processing	675	445	1,649	1,278
Professional service fees	1,181	757	2,486	1,422
Business promotion and advertising	580	467	1,505	1,321
Stationery and supplies	147	146	380	450
Telecommunications	114	122	397	359
Postage and courier service	171	135	458	386
Security service	221	157	543	451
Impairment loss of securities available for sale	1,329	—	1,869	—
Other operating expenses	926	508	2,624	1,588

Total noninterest expenses	10,817	6,781	26,600	19,490

INCOME BEFORE INCOME TAX PROVISION	6,653	4,670	17,313	13,571
INCOME TAX PROVISION	2,550	1,666	6,664	4,963

Net income	$4,103	$3,004	$10,649	$8,608

Other comprehensive (loss) income[1]	$1,234	$(138)	$(293)	$(514)

Total comprehensive income	$5,337	$2,866	$10,356	$8,094

Earning per share, basic[2]	$0.25	$0.19	$0.66	$0.55
Earning per share, diluted[2]	$0.25	$0.19	$0.65	$0.54
Basic average common shares outstanding[2]	16,136,334	15,586,602	16,104,842	15,516,392
Diluted average common shares outstanding[2]	16,635,759	16,081,864	16,472,584	15,930,032

[1]	Comprehensive income represents the change in unrealized gain (loss) on securities available for sale and, interest rate swaps, net of tax, from the previous period end.
[2]	Adjusted to reflect 2 for 1 stock split in 2004.

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the Nine Months Ended September 30,		For the Year Ended December 31, 2003
	2004	2003
Average gross loans outstanding during period	$846,638	$597,064	$620,302
Total loans outstanding at end of period[1]	939,195	669,290	725,812

Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—	$—
Non-accrual loans	4,028	3,905	3,327

Total non-performing loans	4,028	3,905	3,327
Other Real Estate Owned	—	—	—

Total Non-performing assets	$4,028	$3,905	$3,327

Allowance for Loan Losses
Balance as of January 1, 2004	$(8,804)	$(6,760)	$(6,760)
Provision for loan losses	(2,150)	(1,750)	(2,000)
Net loan charge-offs and (recoveries)	590	493	(44)

Balance as of September 30, 2004	$(10,364)	$(8,017)	$(8,804)

Selected Ratios For the Period	Quarter Ended September 30,		Nine Months Ended September 30,		Year Ended December 31, 2003
	2004	2003	2004	2003
Return on average assets	1.33%	1.30%	1.25%	1.34%	1.32%
Return on average equity	19.19	16.53	17.25	16.50	16.28
Interest rate spread	3.44	3.22	3.36	3.25	3.35
Net interest margin	4.01	3.80	3.92	3.88	3.96
Yield on earning assets	5.44	5.18	5.33	5.36	5.40
Cost of deposits	1.92	1.93	1.90	2.08	2.02
Cost of funds	2.00	1.96	1.97	2.11	2.05
Noninterest expense/average assets	0.88	0.74	2.34	2.26	3.19
Efficiency ratio	59.53	55.35	57.75	55.99	58.10
Net charge-offs/(recoveries) to average loans	0.04	0.02	0.07	0.08	(0.01)

	Nine Months Ended September 30,		Year Ended December 31, 2003
	2004	2003
Tier 1 risk-based capital ratio	10.35%	10.18%	11.56%
Total risk-based capital ratio	11.39	11.30	12.67
Tier 1 leverage ratio	9.07	8.62	10.69
Non-accrual loans to gross loans	0.43	0.58	0.46
Non-performing assets to total loans and OREO	0.43	0.58	0.46
Non-performing assets to total assets	0.32	0.42	0.32
Allowance for loan loss to gross loans	1.10	1.20	1.21
Allowance for loan losses to nonperforming assets	257.30	205.30	264.62

[1]	Total loans are net of deferred loan fees and discount on SBA loan sold.

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	At September 30,			At December 31, 2003
	2004	2003	% chg
Loans
Real estate–construction	$17,644	$17,361	1.6%	$18,464
Real estate–commercial	554,853	339,095	63.6%	384,824
Commercial	182,070	135,916	34.0%	147,368
Consumer	56,300	44,876	25.5%	49,530
Trade finance	77,603	45,147	71.9%	61,886
SBA	53,074	81,738	-35.1%	66,487
Other	405	7,503	-94.6%	179

Total loans-gross	941,949	671,636	40.2%	728,738
Unearned Income	(2,754)	(2,346)	17.4%	(2,926)
Allowance for loan losses	(10,364)	(8,017)	29.3%	(8,804)

Total loans–net	$928,831	$661,273	40.5%	$717,008

Deposits
Non-interest bearing	$325,486	$259,724	25.3%	$268,534
Interest bearing checking	200,472	149,875	33.8%	156,928
Savings	72,027	56,698	27.0%	61,251
Time deposits
Less than $100,000	80,189	76,180	5.3%	74,942
More than $100,000	400,551	283,311	41.4%	306,210

Total deposits	$1,078,725	$825,788	30.6%	$867,865